Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PACIFIC VENTURES GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF AUGUST, A.D. 2023, AT 11:47 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2103535 8100
SR# 20233343808

Authentication: 204043264
Date: 08-25-23

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF PACIFIC VENTURES GROUP, INC.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:47 AM 08/25/2023
FILED 11:47 AM 08/25/2023
SR 20233343808 - File Number 2103535

Pacific Ventures Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law setting forth an amendment to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the fourth article of the Certificate of Incorporation of the Corporation be amended by consolidating the issued shares of the Corporation on the basis that 250 (two hundred fifty) of such shares shall become one (1) share; provided that no fractional shares of the Corporation shall be issued in connection with the consolidation and that the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share upon such consolidation. Upon such consolidation, the Article IV of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

"**Fourth:** The Corporation is authorized to issue a total of 910,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock"), and 900,000,000 shares of common stock having a par value of $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted the authority, without shareholder action, and within the limits set forth in the General Corporation Law, to:

(a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or in part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for in the contrary herein or in the Corporations' bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution."

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 21st day of August, 2023.

PACIFIC VENTURES GROUP, INC.

DocuSigned by:
shannon masjedi

By: ______________________________
Shannon Masjedi
President